As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	P.O. Box 8999 San Francisco, California 94128 (415) 932-2100	26-0267673
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

Visa Inc. 2005 Deferred Compensation Plan

(Full Title of the Plan)

Joseph W. Saunders

Chief Executive Officer and Chairman of the Board of Directors

VISA INC.

P.O. Box 8999

San Francisco, California 94128-8999

(415) 932-2100

(Name, address and telephone number,

including area code, of agent for service)

Copies to:

Casey T. Fleck Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Kenton J. King Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 (650) 470-4575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	31,458,110	100%	$31,458,110	$1,236.30

(1)	The Deferred Compensation Obligations are unsecured obligations of Visa Inc. to pay deferred compensation in the future in accordance with the terms of the Visa Inc. 2005 Deferred Compensation Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I

Information Required in the Section 10(a) Prospectus

The document or documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Visa Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following:

a)	the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2008, filed November 21, 2008; and

b)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Deferred Compensation Obligations

Under the terms of the Visa Inc. 2005 Deferred Compensation Plan (the “Plan”), eligible participants may elect to defer up to 100% of their cash incentive awards and/or signing bonuses by submitting timely deferral elections. The deferred compensation obligations of the

Company under the Plan (the “Obligations”) are unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan and the deferral elections, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The balance of each participant’s Plan account will be adjusted periodically to reflect interest or earnings or gains and losses resulting from the returns of the measuring investments in which the participants have elected to notionally invest their accounts under the Plan. Obligations are not convertible into any other security of the Company.

Participants may elect to have their Plan accounts distributed on one of several distribution dates or events, including generally upon or a specified number of years following retirement, upon termination of employment prior to retirement, and following a specified number of years, but while the participant is actively employed. In addition, distributions may be accelerated in the event of a participant’s financial hardship or death. Participants may elect to receive distribution of their accounts either as a lump sum payment or in annual installments, except that distributions by reason of pre-retirement termination of employment will be made solely in the form of a lump sum payment. Participants are always fully vested in their accounts under the Plan, although a participant will forfeit any amount otherwise payable under the Plan if the Plan administrator determines that the participant has engaged in bribery, embezzlement, fraud, misappropriation of assets or receipt of kickbacks involving the Company or any related entity.

The Company reserves the right to terminate the Plan by action of the Board of Directors of the Company within 12 months following a change in control of the Company, in which case, participants’ accounts will be distributed in the form of a lump sum payment following such Plan termination.

A Participant’s rights to the Obligations may not be sold, assigned, transferred, pledged or encumbered in advance of actual receipt. No part of the amounts payable under the Plan will, prior to actual payments, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

The foregoing summary of the Plan is qualified in its entirety by reference to the terms and conditions of the Plan.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

The Company’s amended and restated certificate of incorporation provides for indemnification of its directors and officers to the fullest extent permitted under Delaware law. In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, which require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct). These indemnification provisions and the indemnification agreements between the Company and its executive officers and directors may be sufficiently broad to permit indemnification of executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Act.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (certain unlawful payments of dividend or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation includes such a provision.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The Company maintains standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies: (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act; and (2) to the Company with respect to payments that may be made by the registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on February 9, 2009.

VISA INC.

By:	/s/ Joseph W. Saunders
Name:	Joseph W. Saunders
Title:	Chief Executive Officer and Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph W. Saunders, Joshua R. Floum and Thomas A. M’Guinness, each of them acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, to sign any or all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph W. Saunders Joseph W. Saunders	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 9, 2009

/s/ Byron H. Pollitt Byron H. Pollitt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2009

* Hani Al-Qadi	Director	February 9, 2009

* Thomas Campbell	Director	February 9, 2009

* Gary Coughlan	Director	February 9, 2009

* Mary B. Cranston	Director	February 9, 2009

Signature	Title	Date

* Charles T. Doyle	Director	February 9, 2009

* Francisco Javier Fernandez-Carbajal	Director	February 9, 2009

* Peter Hawkins	Director	February 9, 2009

* Suzanne Nora Johnson	Director	February 9, 2009

* Robert W. Matschullat	Director	February 9, 2009

* David I. McKay	Director	February 9, 2009

* Cathy Elizabeth Minehan	Director	February 9, 2009

* David J. Pang	Director	February 9, 2009

* Charles W. Scharf	Director	February 9, 2009

* Segismundo Schulin-Zeuthen	Director	February 9, 2009

* William Shanahan	Director	February 9, 2009

* John A. Swainson	Director	February 9, 2009

* By:	/s/ Joseph W. Saunders
Joseph W. Saunders (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Description of Documents

*4.3	Visa Inc. 2005 Deferred Compensation Plan.

*5.1	Opinion of Skadden Arps Slate Meagher & Flom LLP.

*23.1	Consent of KPMG LLP, an Independent Registered Public Accounting Firm.

*23.2	Consent of Skadden Arps Slate Meagher & Flom LLP (included in Exhibit 5.1).

*24	Power of Attorney (included in signature page)

*	Filed or furnished herewith